Exhibit (h)(xi)

Paragraph 13 to the Schedule to the ISDA Master Agreement between the Trust and Marex Securities Products Inc., dated November 14, 2025

Filed herewith.

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Paragraph 1. – 12. Incorporation Paragraphs 1 through and including 12 of the ISDA Credit Support Annex (Bilateral Form) (ISDA Agreements Subject to New York Law Only) published in 1994 by the International Swaps and Derivatives Association Inc. are incorporated herein by reference and made part hereof.

Paragraph 13. Elections and Variables. (a) Security Interest for “Obligations”. The term “Obligations” as used in this Annex includes the following additional obligations: With respect to Party A: not applicable. With respect to Party B: not applicable. (b) Credit Support Obligations. (i) Delivery Amount and Return Amount. (A) “Delivery Amount” has the meaning specified in Paragraph 3(a), unless otherwise specified here: Subject to Paragraphs 4 and 5, (I) upon a demand made by the Secured Party on or promptly following a Valuation Date, if the Delivery Amount (VM) for that Valuation Date equals or exceeds the Pledgor’s Minimum Transfer Amount (VM), then the Pledgor will Transfer to the Secured Party Eligible Credit Support having a Value as of the date of Transfer at least equal to the Delivery Amount (VM) (rounded pursuant to this Paragraph 13), and (II) upon a demand made by the Secured Party on or promptly following a Valuation Date, if the Delivery Amount (IA) for that Valuation Date equals or exceeds the Pledgor’s Minimum Transfer Amount (IA), then the Pledgor will Transfer to the Secured Party Eligible Credit Support having a Value as of the date of Transfer at least equal to the Delivery Amount (IA) (rounded pursuant to this Paragraph 13). As used herein, the “Delivery Amount” applicable to the Pledgor for any Valuation Date means the Delivery Amount (VM), the Delivery Amount (IA) or both, as applicable, each as defined below. The “Delivery Amount (VM)” applicable to the Pledgor for any Valuation Date will equal the amount, if any, by which: (a) the Secured Party’s Exposure for that Valuation Date exceeds (b) the Value as of that Valuation Date of all Posted Credit Support held by the Secured Party but excluding any Independent Amounts; provided, however, that the Delivery Amount (VM) will be deemed to be zero whenever the calculation of Delivery Amount (VM) yields a number less than zero. The “Delivery Amount (IA)” applicable to the Pledgor for any Valuation Date will equal the amount, if any, by which: (X) the sum of all Independent Amounts applicable to the Pledgor, if any exceeds

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(Y) the Value as of that Valuation Date of all IA Collateral; provided, however, that the Delivery Amount (IA) will be deemed to be zero whenever the calculation of Delivery Amount (IA) yields a number less than zero. (B) “Return Amount” has the meaning specified in Paragraph 3(b), unless otherwise specified here: Subject to Paragraphs 4 and 5, (I) upon a demand made by the Pledgor on or promptly following a Valuation Date, if the Return Amount (VM) for that Valuation Date equals or exceeds the Secured Party’s Minimum Transfer Amount (VM), then the Secured Party will Transfer to the Pledgor Posted Credit Support specified by the Pledgor in that demand having a Value as of the date of Transfer as close as practicable to the Return Amount (VM) (rounded pursuant to this Paragraph 13), and (II) upon a demand made by the Pledgor on or promptly following a Valuation Date, if the Return Amount (IA) for that Valuation Date equals or exceeds the Secured Party’s Minimum Transfer Amount (IA), then the Secured Party will Transfer to the Pledgor Posted Credit Support specified by the Pledgor in that demand having a Value as of the date of Transfer as close as practicable to the Return Amount (IA) (rounded pursuant to this Paragraph 13). As used otherwise herein, the “Return Amount” applicable to the Secured Party for any Valuation Date means the Return Amount (VM), the Return Amount (IA) or both, as applicable, each as defined below. The “Return Amount (VM)” applicable to the Secured Party for any Valuation Date will equal the amount, if any, by which: (a) the Value as of that Valuation Date of all Posted Credit Support held by the Secured Party but excluding any Independent Amounts exceeds (b) the Secured Party’s Exposure for that Valuation Date; provided, however, that the Return Amount (VM) will be deemed to be zero whenever the calculation of Return Amount (VM) yields a number less than zero. The “Return Amount (IA)” applicable to the Secured Party for any Valuation Date will equal the amount, if any, by which: (X) the Value as of that Valuation Date of all IA Collateral exceeds (Y) the sum of all Independent Amounts as of that Valuation Date applicable to the Pledgor, if any; provided, however, that the Return Amount (IA) will be deemed to be zero whenever the calculation of Return Amount (IA) yields a number less than zero. (C) No Offset. For the avoidance of doubt, no Delivery Amount (VM) or Return Amount

(VM) shall be offset against (or netted with) any Delivery Amount (IA) or Return Amount (IA). (ii) Eligible Collateral. The following items will qualify as “Eligible Collateral” for the party specified:

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Party A Party B Valuation %

(A) Cash (USD) X X 100%

(B) Treasury Securities having a remaining term to maturity of less than 3 months; X X 100%

(C) Treasury Securities having a remaining term to maturity of more than 3 months but less than 6 months; X X 99.5%

(D) Treasury Securities having a remaining term to maturity of more than 6 months but less than 9 months; X X 99.25%

(E) Treasury Securities having a remaining term to maturity of more than 9 months but less than 12 months; X X 99%

(F) Treasury Securities having a remaining term to maturity of more than 12 months but less than 2 years; X X 98.5%

(G) Treasury Securities having a remaining term to maturity of more than 2 years but less than 3 years; X X 98%

(H) Treasury Securities having a remaining term to maturity of more than 3 years but less than 5 years; X X 97%

(I) Treasury Securities having a remaining term to maturity of more than 5 years but less than 10 years; X X 96%

(J) Treasury Securities having a remaining term to maturity of more than 10 years but less than 15 years; X X 95.5%

(K) Treasury Securities having a remaining term to maturity of more than 15 years but less than 20 years; X X 95%

(L) Treasury Securities having a remaining term to maturity of more than 20 years but less than 25 years; X X 94.5%

(M) Treasury Securities having a remaining term to maturity of more than 25 years; X X 94%

(N) Any other collateral to which the parties may agree in writing and in compliance with applicable law. X X As agreed by the parties.

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Where “Treasury Securities” means fungible notes, bills, bonds or other instruments issued by U.S. Treasury Department in return for a loan of money, that are evidenced by the book-entry electronic records of a recognized depositary, are permitted to be openly sold and bought under applicable law and: (a) are denominated in USD; (b) have an issuer rating from at least two of Moody's Investors Service, Inc. or its successor thereto ("Moody's"), and/or Standard & Poor's, a Division of The McGraw-Hill Companies, Inc., or any successor thereto ("S&P"), and/or Fitch Ratings (A division of the Fitch Group) and its successors ("Fitch"), of Aa3 / AA-/AA- or higher; and (c) are neither index-linked nor separate trading of registered interest and principal securities, also known as STRIPS; (iii) Other Eligible Support. Not applicable. (iv) Thresholds. (A) “Independent Amount” means with respect to Party A, zero, unless specified in the relevant Confirmation. “Independent Amount” means with respect to Party B, the percentage of the total notional amount of each transaction as specified in the relevant Confirmation. (B) “Threshold” means with respect to Party A and to Party B, zero. (C) “Minimum Transfer Amount (VM)” means with respect to both Party A and Party B, USD [***], provided that if an Event of Default or a Termination Event has occurred and is continuing with respect to a party, the Minimum Transfer Amount (VM) with respect to such party shall be zero with effect from the date on which the Event of Default or Termination Event has occurred. “Minimum Transfer Amount (IA)” means (i) with respect to Party A, zero, unless specified in the relevant Confirmation and (ii) with respect to Party B, zero, unless specified in the relevant Confirmation provided that, if an Event of Default or a Termination Event has occurred and is continuing with respect to a party, the Minimum Transfer Amount (IA) with respect to that party shall be zero with effect from the date on which the Event of Default or Termination Event has occurred. (D) Rounding. Neither the Delivery Amount nor the Return Amount will be rounded. (c) Valuation and Timing. (i) “Valuation Agent” means Party A, provided, however, that in all cases, if an Event of Default or a Specified Condition has occurred with respect to Party A, then in such case, Party B will be the Valuation Agent. (ii) “Valuation Date” means each Local Business Day. (iii) “Valuation Time” means the close of business on the Local Business Day immediately preceding the Valuation Date or date of calculation, as applicable, provided however that the calculations of Value and Exposure will be made as of approximately the same time on the same date.

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(iv) “Notification Time” means 10:00 a.m. (New York time) on a Local Business Day. (d) Conditions Precedent and Secured Party’s Rights and Remedies. The following Termination Event(s) will be a Specified Condition with respect to Party A and with respect to Party B (the Party with respect to whom the Termination Event occurs being the Affected Party): Specified Condition for the purpose of Paragraph 4 Specified Condition for the purpose of Paragraph 8 Illegality X X Force Majeure Event X X Credit Event Upon Merger X X Additional Termination Event(s) X X (e) Substitution. (i) “Substitution Date” has the meaning specified in Paragraph 4(d)(ii). (ii) Consent. Not applicable. (f) Dispute Resolution. (i) “Resolution Time” means 1:00 p.m. (New York time), on the Local Business Day following the date on which notice of the dispute is given under Paragraph 5. (ii) Value. For the purpose of Paragraph 5(i)(C) and 5(ii), the Value of Posted Credit Support will be calculated in accordance with the below: Cash: The face value amount thereof. Securities: The Valuation Agent will seek three bid-side market quotations as of the relevant Valuation Date or date of transfer from leading dealers in the relevant market for the securities in question. The Value in each such case will be the arithmetic mean of the quotations received by the Valuation Agent, multiplied by the applicable Valuation Percentage, if any. (iii) Alternative. The provisions of Paragraph 5 will apply. (g) Holding and Using Posted Collateral. (i) Eligibility to Hold Posted Collateral; Custodians. (A) Party A will not be entitled to hold any Posted Collateral received from Party B. Posted Collateral in favor of Party A shall be held in the Segregated Account by Party B’s Custodian. (B) Party B’s Custodian will be entitled to hold such Posted Collateral provided that the following conditions (the “Conditions for the Custodian”) are met: (I) Party B is not a Defaulting Party.

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(II) If Posted Collateral is held by the Custodian, such Posted Collateral may only be held in one or more accounts in the United States and any account or sub-account established by the Custodian to hold Posted Collateral shall be established and maintained for the sole purpose of receiving deliveries of and holding Posted Collateral. (III) If the Custodian at any time may not hold Posted Collateral consistent with this

Paragraph 13(g) or elects not to do so, Party B shall promptly give notice to Party A. (IV) The Custodian shall have entered into the Account Control Agreement (as defined in the Schedule) with Party A and Party B, pursuant to which Party A has a perfected security interest in the account holding Posted Collateral pledged by Party B to secure its obligations under this Agreement. Initially, the Custodian for Party B is: U.S. Bank (ii) Use of Posted Collateral for the Independent Amount. Not applicable. (iii) Use of Posted Collateral for Delivery Amount (VM) received from Party B. Not Applicable. (h) Distributions and Interest Amount. (i) Interest Rate. Not applicable. (ii) Transfer of Interest Amount. Not applicable. (iii) Alternative to Interest Amount. Not applicable. (iv) ISDA 2014 Collateral Agreement Negative Interest Protocol. Party A and Party B hereby agree that the terms of the ISDA 2014 Collateral Agreement Negative Interest Protocol, published on May 12, 2014 by the International Swaps and Derivatives Association, Inc. (“Negative Interest Protocol”) apply to all Transactions hereunder and are incorporated into this Agreement as if each of them had adhered to the Negative Interest Protocol without amendment. For purposes of the Negative Interest Protocol, the parties agree that this Agreement shall be deemed a Protocol Covered Collateral Agreement (as such term is defined in the Negative Interest Protocol). (i) Additional Representation(s). Not applicable. (j) Other Eligible Support and Other Posted Support. (i) “Value” with respect to Other Eligible Support and Other Posted Support means: Not Applicable. (ii) “Transfer” with respect to Other Eligible Support and Other Posted Support means: Not Applicable. (k) Demands and Notices. Attention: Conor Foley & Mike Rosen Address: Marex Derivative Products, Inc. 140 East 45th Street, Floor 10, New York, NY 10017 Telephone: +1 (212) 894-0028 E-mail: cfoley@marex.com & mrosen@marex.com

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With copy to: Attention: Head of Legal E-mail: uslegal@marex.com Address for notices or communications to Party B: Attention: Corgi Strategies, LLC Address: 425 Bush St, Suite 500, San Francisco, CA 94104 Telephone: (855) 552-6744 Email: compliance@founderledfunds.com (l) Addresses for Transfers. To Party A: To be provided separately. To Party B: To be provided separately. (m) Other Provisions. (i) Security Interest. Paragraph 2 is hereby amended by adding the following sentence at the end thereof: “If at any time an Early Termination Date has occurred as the result of any Event of Default or Termination Event with respect to Party A, then (except in the case of an Early Termination Date relating to less than all Transactions), where Party B has paid in full all of its Obligations that are then due, the security interest and lien granted hereunder in respect of any Collateral will be released immediately and, to the extent possible, without any further action by either party. For the avoidance of doubt, nothing in this Paragraph 2 shall affect any security interest granted under any other agreement.” (ii) Conditions Precedent. Paragraph 4(a) is hereby amended by adding the following sentence at the end thereof: “In addition, each Transfer obligation of Party A under Paragraphs 3, 4(d)(ii), 5 and 6(d) is subject to the condition precedent that Party B has satisfied each of its Transfer obligations under Paragraphs 3 and 5, including by the application of Paragraph 13(m)(vii), in accordance with the terms of the Account Control Agreement.” (iii) Transfer Timing. Paragraph 4(b) is hereby amended by deleting it in its entirety and replacing it with the following: “Transfer Timing. Subject to Paragraphs 4(a) and 5 and unless otherwise specified, if a demand for the Transfer of Eligible Credit Support or Posted Credit Support is made by the Notification Time, then the relevant Transfer will be made not later than the close of business on the same Local Business Day, and if such a demand is made after the Notification Time, then the relevant Transfer will be made not later than the close of business on the next Local Business Day thereafter.”

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(iv) Calculation Details. Paragraph 4(c) is hereby amended by adding the following at the end thereof: “and, if requested, the Valuation Agent shall provide reasonable details of its calculations, including but not limited to the following details in relation to each Transaction falling within the definition of Exposure: -the trade reference -the Notional Amount -the Trade Date -the Maturity Date -the Currency -the mark-to-market value The details of the calculations will be exchanged by an Excel format file through electronic mail to facilitate reconciliation.” (v) Dispute Resolution. Paragraph 5 is hereby amended by:

(A) amending and restating subparagraphs (I)(1) and (I)(2) thereof as follows: “(1) the Disputing Party will notify the other party and the Valuation Agent (if the Valuation Agent is not the other party) not later than the close of business on the date that the Transfer is due in respect of such Delivery Amount or Return Amount in the case of (I) above, or in the case of (II) above, the Local Business Day following the date of Transfer, (2) subject to Paragraph 4(a), the appropriate party will Transfer the undisputed amount to the other party not later than the close of business on the date on which the Transfer is due in respect of such Delivery Amount or Return Amount in the case of (I) above or, in the case of (II) above, the Local Business Day following the date of the Transfer;”; and

(B) amending and restating subparagraph 5(i)(B) thereof as follows: “(B) calculating the Exposure for the Transactions in dispute by seeking four actual quotations at mid- market from third parties for purposes of calculating the relevant Close-out Amount, and taking the arithmetic average of those obtained; provided that if four quotations are not available for a particular Transaction, then fewer than four quotations may be used for that Transaction, and if no quotations are available for a particular Transaction, then the Valuation Agent's original calculations will be used for the Transaction”. (vi) Events of Default. Paragraph 7 is hereby amended by (A) deleting the phrase “two (2) Local Business days” in the third line of clause (i) thereof and substituting in lieu thereof “one (1) Local Business Day” and (B) deleting the phrase “five (5) Local Business Days” in the second line of clause (ii) thereof and substituting in lieu thereof the phrase “three (3) Local Business Days”. (vii) Close-out Amount. Paragraph 12 is hereby amended by:

(A) amending and restating the definition of “Exposure” therein as follows: “‘Exposure’ means for any Valuation Date or other date for which Exposure is calculated and subject to Paragraph 5 in the case of a dispute, the amount, if any, that would be payable to a party that is the Secured Party by the other party (expressed as a positive number) or by a party that is the Secured Party to the other party (expressed as a negative number) pursuant to Section 6(e)(ii)(1) of this Agreement if all Transactions were being terminated as of the relevant Valuation Time, on the basis that (i) that party is not the Affected Party and (ii) United States Dollars is the Termination Currency; provided that the Close-out Amount will be determined by the Valuation Agent on behalf of that party using its estimates at mid- market of the amounts that would be paid for transactions providing the economic equivalent of (x) the material terms of the Transactions, including the

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payments and deliveries by the parties under Section 2(a)(i) in respect of the Transactions that would, but for the occurrence of the relevant Early Termination Date, have been required after that date (assuming satisfaction of the conditions precedent in Section 2(a)(iii)); and (y) the option rights of the parties in respect of the Transactions”; and

(B) by inserting the following defined term therein in the correct alphabetical order: “‘Set-off’ means set-off, offset, combination of accounts, right of retention or withholding or similar right or requirement to which the payer of an amount under Section 6 of this Agreement (Early Termination; Close-out Netting) is entitled or subject (whether arising under this Agreement, another contract, applicable law or otherwise) that is exercised by, or imposed on, such payer.” (viii) Transfer. Notwithstanding anything to the contrary in the Annex, the parties understand and agree that for purposes of this Annex, the Transfer of (A) Posted Credit Support by Party A to an account of Party B at the Custodian shall be deemed to be a Transfer of Posted Credit Support to Party B pursuant to the terms hereof, and (B) Posted Credit Support by or on behalf of Party B to the Custodian pursuant to the Account Control Agreement for credit to one or more Segregated Accounts shall be deemed to be a Transfer of Eligible Credit Support to Party A for any Independent Amount pursuant to the terms hereof. For the avoidance of doubt, the term “Transfer” also is deemed to include Transfers made in accordance with the instructions of the Custodian. (ix) Failure to Satisfy any Conditions for the Custodian. If, at any time, the Custodian fails to satisfy any of the Conditions for the Custodian, either party can elect to serve notice on the other party stating that such failure has occurred. At which point (1) the Custodian shall promptly remedy such failure or (2) Party B shall appoint a successor custodian, which has been approved by Party B’s board of trustees, that is reasonably acceptable to Party A, and which satisfies the criteria set forth in this Paragraph 13. If, following notice, the Custodian does not remedy any failure to satisfy the Conditions to the reasonable satisfaction of Party A or Party B does not appoint a successor custodian approved by its board of trustees and reasonably acceptable to Party A within five (5) Local Business Days after delivery of notice by Party A to Party B hereunder, either party will be entitled to designate an Additional Termination Event with both parties being the Affected Parties. (x) Custodian Risk – Pledgor Liable. Notwithstanding anything to the contrary in this Annex (including, without limitation, Paragraph 6), the parties agree that: (A) The Custodian is not Party A’s Custodian for purposes of Paragraph 6(b)(iii) or for any other purposes under the Annex, and Paragraph 6(b)(iii) shall not apply with respect to the Custodian. (B) Other than with respect to its express obligations as set forth in the Account Control Agreement, Party A will have no duty to assure the safe custody of Collateral held by the Custodian. (C) Any obligation of Party A to Transfer, or cause the Custodian to Transfer, Collateral held by the Custodian to Party B shall be deemed satisfied by Party A’s sending appropriate instructions to the Custodian in accordance with the terms of the Account Control Agreement to effect such Transfer. For the avoidance of doubt, Party A shall bear no liability for the failure of the Custodian to comply with such instructions and no such failure shall constitute an Event of Default with respect to Party A. (xi) Certain Rights and Remedies. Clause (1) of Paragraph 8(a) will not apply with respect to Collateral. (xii) Currency. Monetary amounts set forth in this Annex are in United States Dollars (“USD”) unless expressly stated to be in another currency.

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(xiii) Custodial Fees and Expenses. Party B is responsible for all expenses and fees of the Custodian and agrees to reimburse Party A for any fees and expenses paid by Party A to the Custodian in connection with one or more Segregated Accounts. (xiv)

Paragraph 2. Security Interest. Paragraph 2 is hereby amended by adding the following language after the first sentence therein: “Party B, as the Pledgor, hereby pledges to Party A, as the Secured Party, as security for Party B’s Obligations, and grants to Party A as the Secured Party a first priority continuing security interest in, lien on and right of Set-off against the Account (as defined in the Account Control Agreement) and all Posted Collateral now or hereafter held in the Account.” (xv) Liability. Paragraph 6(b)(iii) of the Credit Support Annex is hereby amended and restated as follows: “(iii) Liability. Party B will be liable for the acts or omissions of the Custodian, and Party B assumes all custodial risk with respect to the Posted Collateral posted to the Custodian.” (xvi) Termination of Account Control Agreement. If any party to the Account Control Agreement elects to terminate that agreement (other than a termination under Paragraph 13(m)(viii) hereof) in accordance with the terms thereof while this Annex remains in effect, Party B shall, prior to the scheduled termination of the Account Control Agreement (the "Account Control Agreement Termination Date"), select a successor custodian that has been approved by Party B’s board of trustees, that is reasonably acceptable to Party A, and that satisfies the criteria set forth in Paragraph 13(g)(i)(B) herein to serve as Custodian with respect to Posted Collateral delivered to Party A by Party B provided, however, that if Party A elects to terminate the Account Control Agreement as a result of Party A failing or being subject to a reasonable risk of failing to have a valid and perfected first priority security interest in the Posted Collateral held at the Custodian, the Account Control Agreement Termination Date shall be deemed to occur 1 Local Business Day after notice from Party A to Party B regarding its determination that Party A fails or has a reasonable risk of failing to have a valid and perfect first priority security interest in the Posted Collateral. In the event that a mutually acceptable successor to Custodian is not approved by Party B’s fund board of trustees and appointed on or prior to the Account Control Agreement Termination Date, either Party A or Party B will be entitled to designate an Additional Termination Event with both parties being the Affected Parties. (xvii) Additional Definitions. For purposes of this Annex, the following Definitions shall be added to the Agreement: “Account Control Agreement” means the agreement among Party A, Party B and the Custodian, as amended from time to time, according to which a Segregated Account is maintained, and which has been specified to be the “control agreement” for purposes of this Annex in a written agreement executed by the parties (which may be the control agreement itself or a separate agreement) or any replacement “control agreement” as described in the definition the Custodian below. “Custodian” means U.S. Bank and its successors. In the event that Party A and Party B enter into a replacement for the Account Control Agreement, the references herein to the Custodian shall, upon the effectiveness of such agreement, be deemed to be references to the “custodian” or “securities intermediary” (or other person, however described or denominated therein, that will hold Collateral) identified in such agreement and the references herein to the “Account Control Agreement” shall be deemed to be references to such agreement, as amended from time to time. “IA Collateral” means any Posted Credit Support in respect of Independent Amounts Transferred to one or more Segregated Accounts that is not subsequently Transferred to Party B. “Local Business Day” means a day on which commercial banks are open for business (including dealings in foreign exchange and foreign currency deposits) in Paris and New York.

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“Pledgor” means, notwithstanding the definition provided within Paragraph 1 of this Annex and solely for purposes of determining Delivery Amount (IA) or Return Amount (IA) in respect of any demand for the Transfer of Eligible Credit Support in respect of Independent Amounts and all related provisions, Party B. “Secured Party” means, notwithstanding the definition provided within Paragraph 1 of this Annex and solely for purposes of determining Delivery Amount (IA) or Return Amount (IA) in respect of any demand for the Transfer of Eligible Credit Support in respect of Independent Amounts and all related provisions, Party A. “Segregated Account” means any “Account,” as such term is defined in the Account Control Agreement.

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IN WITNESS WHEREOF, the parties executing this Credit Support Annex by their duly authorized officers have executed the Master Agreement and have agreed as to the contents of this Credit Support Annex. Marex Securities Products Inc., as Party A

By: /s/ Jennifer Kaiser

Name: Jennifer Kaiser

Title: Authorized Signatory

By: /s/ Michael Rosen

Name: Michael Rosen

Title: Authorized Signatory Each of the entities set forth on Appendix I of the Schedule to the Master Agreement, as amended, amended and restated, supplemented, or otherwise modified from time to time, severally but not jointly, as Party B Corgi ETF Trust I

By: /s/ Emily Yuan

Name: Emily Yuan

Title: Trustee (Signature page of 1994 CSA Paragraph 13 extract dated 11/14/2025) Authorized Signatory Authorized Signatory